Exhibit 10.5

TAX INDEMNITY AGREEMENT

dated as of November 10, 2011

between

BITSTREAM INC.

and

MARLBOROUGH SOFTWARE DEVELOPMENT HOLDINGS INC.

i

TAX INDEMNITY AGREEMENT

This TAX INDEMNITY AGREEMENT dated as of November 10, 2011 is between BITSTREAM INC., a Delaware corporation (“Bitstream”), and MARLBOROUGH SOFTWARE DEVELOPMENT HOLDINGS INC., a Delaware corporation (“Marlborough”).

W I T N E S S E T H:

WHEREAS, Bitstream is entering into that certain Agreement and Plan of Merger dated as of November 10, 2011 with Monotype Imaging Holdings Inc. and Birch Acquisition Corporation (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement Birch Acquisition Corporation is to merge with and into Bitstream (the “Merger”);

WHEREAS, pursuant to the Merger Agreement the Merger will be preceded by the distribution by Bitstream to its shareholders of the stock of Marlborough (the “Spin Off”); and

WHEREAS, pursuant to the Merger Agreement it is a condition precedent to the Merger that Marlborough shall have entered into this Agreement to indemnify Bitstream and the Common Parent against certain potential adverse tax consequences of the Spin Off as more fully set forth herein,

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. The following terms shall have the meanings set forth below for purposes of this Tax Indemnity Agreement:

“After Tax Basis” means, with respect to an indemnity payment received by Bitstream under this Tax Indemnity Agreement, the amount of such payment supplemented by a further payment to Bitstream so that the sum of the indemnity payment plus the further payment shall, after deduction of all federal, state and/or local income and/or franchise taxes actually required to be paid by Bitstream in respect of the receipt or accrual of the indemnity payment and the further payment (taking into account any actual reduction in the tax liability of Bitstream as a result of any tax credits or deductions arising therefrom in the taxable period in which the loss that gives rise to the indemnity payment is incurred), be equal to the indemnity payment.

“Appraisal” means a valuation report in respect of Marlborough to be prepared by D&P for Bitstream.

“Bitstream” means Bitstream and the Common Parent, except for in the Recitals and unless context indicates that the reference should not include the Common Parent.

“Business Day” has the meaning set forth in Section 1.01(a) of the Merger Agreement.

“Claim” has the meaning set forth in Section 5.

“Closing” has the Meaning set forth in Section 2.01 of the Merger Agreement.

“Closing Date” has the meaning set forth in Section 1.01(a) of the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Parent” means the common parent of the affiliated or other group of corporations filing a consolidated, combined, unitary or similar federal, state or local income or franchise tax return, if any, of which Bitstream is a member after the Closing Date.

“D&P” means Duff and Phelps, LLC.

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all appeals allowable by law (other than appeals to a court with discretionary jurisdiction) by either party to the action have been exhausted or the time for filing such appeals has expired (or if Marlborough shall not require judicial proceedings hereunder or if judicial proceedings shall be unavailable as a matter of law) or a decision, judgment, decree or other order of an administrative official or agency of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable administrative appeals have been exhausted by either party, (b) a closing agreement entered into under section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding, or (c) expiration of the time for instituting a claim for refund, or if such a claim was filed, expiration of the time for instituting a suit with respect thereto.

“Gross Up Amount” means the amount required to make an indemnity payment hereunder be on an After Tax Basis.

“Net Asset Value” has the meaning set forth in Section 1.01(a) of the Merger Agreement.

“Opinion of Marlborough’s Tax Counsel” means a written opinion of Seyfarth Shaw LLP, or other independent tax counsel selected by Marlborough and reasonably acceptable to Bitstream.

“Overdue Rate” means the prime rate as set forth in the Wall Street Journal plus 4%.

“PwC” means PricewaterhouseCoopers, LLP.

“PwC Basis Report” means a report to be prepared by PwC for Bitstream with respect to Bitstream’s tax basis in the assets contributed to Marlborough prior to the Spin Off.

“Rev. Proc. 2011-29 Deductions” has the meaning set forth in Section 2.

“Section 382 Study” means a Code section 382 study to be prepared by PwC for Bitstream.

“Short 2012 Taxable Year” means the short taxable year of Bitstream commencing on January 1, 2012 and ending at the end of the Closing Date.

“Spin Off Taxes” has the meaning set forth in Section 1.01(a) of the Merger Agreement.

“Substantial Authority” has the meaning set forth in Treasury Regulation Section 1.6662-4(d).

“Tax Loss” means the incurrence by Bitstream of (i) any tax, governmental fee, like assessment or charge (including withholding on amounts paid to or by any person together with any interest, penalty, addition to tax or additional amount paid with respect thereto), and (ii) any obligation to indemnify or otherwise assume or succeed to the tax liability of any person, in each case, by reason of the distribution of the stock of Marlborough to the shareholders of Bitstream pursuant to the Spin Off, determined by computing the tax liability of Bitstream for its Short 2012 Taxable Year with and without the occurrence of the Spin Off.

“Verifying Firm” has the meaning set forth in Section 6.

Section 2. Reporting. Any federal, state or local income or franchise tax return of Bitstream for 2011 and for its Short 2012 Taxable Year, which return is filed after the Closing, shall be prepared by Bitstream; provided that the fair market value and tax basis as of the date of the Spin Off of the Marlborough stock distributed to the shareholders of Bitstream in the Spin Off and the availability of net operating loss and business credit carryforwards shall be such amounts as Bitstream shall in good faith determine taking the Appraisal, any available data with respect to the trading price of the stock of Marlborough after the Spin Off and of Bitstream prior to the Closing, the PwC Basis Report and the Section 382 Study into account; and provided further that Bitstream’s taxable income or loss for the Short 2012 Taxable Year shall be determined on the basis of an interim closing of the books of Bitstream at the end of the Closing Date, taking into account, inter alia, the availability of net operating loss and business credit carryforwards, foreign tax credits, and the Rev. Proc. 2011-29 Deductions (as defined below), in each case to the extent available for use in the Short 2012 Taxable Year under applicable law. Bitstream shall, within twenty (20) Business Days prior to the due date for filing such returns, if such tax returns would result in an indemnification obligation from Marlborough, deliver, or caused to be delivered, to Marlborough such income tax returns for Marlborough’s review and comment solely with respect to items that would result in or increase the amount of an indemnity payment under this Agreement and shall make such changes to such income tax returns solely with respect to items that would result in or increase the amount of an indemnity payment under this Agreement, as are reasonably requested by Marlborough, unless otherwise required by applicable law. No election under section 1.1502-76(b)(2)(ii)(D) of the Income Tax Regulations promulgated under the Code shall be made with respect to Bitstream for 2012. No election shall be made under Section 336(e) of the Code with respect to the Spin Off. Bitstream shall make the election provided by Revenue Procedure 2011-29, 2011-18 I.R.B. 746, with respect to all eligible success-based fees that would not be payable absent a closing of the Merger and shall, to the extent permitted by applicable law, deduct the amount allowable thereunder in its Short 2012 Taxable Year (the “Rev. Proc. 2011-29 Deductions”). Bitstream shall maintain or cause to be maintained such written information and records with respect to periods prior to the Closing Date as were maintained by Bitstream as of the Closing or as are prepared by Bitstream or an affiliate thereafter in the ordinary course of business, and shall make such information and records available to Marlborough within a reasonable time after Marlborough’s written request for purposes of exercising its rights under Section 5 hereof and this Section 2.

Section 3. Tax Losses.

(a) Marlborough hereby covenants and agrees to indemnify and hold Bitstream harmless on an After Tax Basis from and against any Tax Loss to the extent such Tax

Loss exceeds any reduction in Net Asset Value attributable to Spin Off Taxes under the Merger Agreement.

(b) Section 3(a) above to the contrary notwithstanding, any indemnity payment hereunder shall not include a Gross Up Amount if Marlborough furnishes to Bitstream an Opinion of Marlborough’s Tax Counsel to the effect that there is Substantial Authority for the proposition that the indemnity amount payable hereunder (not determined on an After Tax Basis) does not constitute taxable income to Bitstream for federal income tax purposes. In such event, Marlborough shall indemnify Bitstream on an After Tax Basis under Section 3(a) against any adverse tax consequences resulting from the subsequent treatment of the indemnity payment in question as taxable income to Bitstream, including without limitation any reasonable expenses such as attorneys’ or accountants’ fees incurred by Bitstream in contesting such treatment.

(c) Following a Tax Loss, or if contested in accordance with Section 5, following a Final Determination (to the extent such Final Determination gives rise to an indemnity obligation hereunder) with respect to such Tax Loss, Bitstream shall give Marlborough written notice requesting payment of the indemnity and its calculation of the indemnity amount due after taking into account amounts previously advanced under Section 5. Any indemnity shall be paid within 30 days after the later of 30 days after receipt of such notice or 10 days after conclusion of any verification process pursuant to Section 6.

Section 4. Excluded Events. Notwithstanding anything to the contrary in this Tax Indemnity Agreement, Marlborough shall not be required to make any payment to Bitstream with respect to a Tax Loss (a) if such Tax Loss is a result of (i) Bitstream’s breach of Sections 2 or 5 after the Closing in such manner as materially to impair Marlborough’s rights under those Sections, (ii) Bitstream’s filing of an amended federal, state or local income or franchise tax return after the Closing with respect to taxable years of Bitstream through and including the Short 2012 Taxable Year except as required by applicable law or with consent from Marlborough, such consent not to be unreasonably withheld or delayed, or (iii) Bitstream’s making any tax election on any tax return for any taxable year after the Short 2012 Taxable Year, except as required by applicable law or with consent from Marlborough, such consent not to be unreasonably withheld or delayed, or (b) if such Tax Loss would not have occurred but for an extension of a statute of limitations made by Bitstream after the Closing without the prior written consent of Marlborough not unreasonably to be withheld or delayed.

Section 5. Contest Provisions. If Bitstream receives a written notice of any claim by the Internal Revenue Service or a state or local taxing authority that, if sustained, would require Marlborough to pay an indemnity under this Tax Indemnity Agreement (a “Claim”), Bitstream will (a) so notify Marlborough in writing within 30 days of such receipt, (b) if permitted by law, not make payment of the tax claimed for at least 30 days after giving such notice, and (c) if requested by Marlborough in writing within 30 days after receipt of such notice by Marlborough (or, if less, within the period ending five days prior to the date, including extensions, on which Bitstream is required to respond to the Internal Revenue Service or such state or local taxing authority with respect to such Claim, but in no event less than five Business Days after receipt by Marlborough of such written notice from Bitstream), contest in good faith the validity, applicability and/or amount of such adjustment or such action or proposed action by the Internal Revenue Service or such other taxing authority in any and all administrative and judicial forums as may be legally available (including appellate forums in which the administrative or judicial body is required to hear the appeal); provided that Bitstream shall not be required to initiate or continue any such contest unless (x) Bitstream shall have received, at the expense of Marlborough, an Opinion of Marlborough’s Tax Counsel to the effect that there is Substantial Authority for contesting such Claim, (y) Marlborough shall have agreed to pay and shall advance upon demand all reasonable expenses to be incurred by Bitstream to contest such action or proposed action by the Internal Revenue Service or other taxing authority (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements), and (z) in the event that Bitstream elects in its sole discretion to pay the tax claimed and seek a refund thereof, Marlborough shall make an interest free advance to Bitstream in the amount of such tax and interest, additions to tax and penalties thereon, if any, and shall agree to indemnify Bitstream on an After Tax Basis against any adverse tax consequences resulting from such interest free advance.

Provided that Marlborough has complied with clauses (x), (y) and (z) of the preceding paragraph, Bitstream shall consult with Marlborough and its counsel in good faith prior to taking any action to contest such Claim. Bitstream, at its sole option, may determine (a) the forum of any judicial contest, and (b) whether to pay the tax claimed and then seek a refund thereof, or not to pay the tax claimed and contest the Claim in the United States Tax Court or other appropriate forum. Upon a Final Determination with respect to the liabilities of Bitstream, or the receipt of a refund by Bitstream (or the application of such refund against other tax liability of Bitstream) with respect to a Claim contested hereunder, Bitstream shall offset against the amount due (including for this purpose any reasonable expenses not otherwise advanced or reimbursed) any amount advanced by Marlborough to Bitstream on an interest free basis pursuant to this Section 5, and either (q) Marlborough shall pay to Bitstream any excess of such amount due over the amount of such interest free advance, or (r) Bitstream shall repay to Marlborough any excess of such interest free advance over such amount due, in either case within 30 days thereafter and, if Marlborough shall have paid an indemnity to Bitstream with respect to the adverse tax consequences of any interest free advance, the amount of any tax savings resulting from any payment by Bitstream to Marlborough pursuant to this sentence that are actually realized in the year of such payment. Any interest received by Bitstream (or which would have been received but for offset by unrelated matters) in connection with any refund that is allocable to indemnified taxes in respect of which Marlborough has made an interest free advance shall be for the account of Marlborough and shall be paid to Marlborough promptly after receipt thereof by Bitstream, including application of such refund against other tax liability of Bitstream.

Notwithstanding the foregoing, Bitstream, after consulting in good faith with Marlborough and its counsel and with the prior written consent of Marlborough, may refrain from contesting, or enter into a settlement with respect to, any Claim; provided that Bitstream may refrain from contesting, or may enter into a settlement with respect to, a Claim without consulting with Marlborough and its counsel and receiving Marlborough’s consent if Bitstream expressly and unconditionally waives Bitstream’s rights to the indemnities set forth in Section 3 with respect to such Claim. In the event that Bitstream so expressly and unconditionally waives its rights, Marlborough shall have no liability to Bitstream under this Tax Indemnity Agreement with respect to such Claim, and Bitstream shall promptly pay to Marlborough the amount of any interest free advance made to Bitstream pursuant to this Section 5.

Bitstream shall provide Marlborough with copies of or reasonable access to all documents and information to the extent relating to the contest reasonably requested by Marlborough (other than tax returns related to periods commencing on or after the Closing Date and other confidential information) and will in good faith keep Marlborough fully informed regarding all relevant aspects of any contest. Bitstream shall allow Marlborough and its counsel a reasonable opportunity to comment on all written submissions to the extent relating to a Claim, shall consider in good faith its requests concerning the most appropriate forum in which to proceed and other related matters and shall, if requested by Marlborough, consult in good faith with Marlborough’s counsel regarding the conduct of such contest.

Section 6. Verification. The determination of the amount payable to Bitstream under this Agreement shall be made in the first instance by Bitstream, which shall furnish Marlborough with a notice setting forth in reasonable detail the computations and methods used in computing such amount. Any such notice furnished to Marlborough shall state in reasonable detail the basis upon which such amount has been determined. If requested by Marlborough within 30 days of receipt of such notice, such determination shall be verified in writing by an accounting firm mutually acceptable to and agreed by both Marlborough and Bitstream (the “Verifying Firm”). If such verification is requested, Bitstream will provide all information (other than tax returns or books) necessary to permit confirmation of the accuracy of Bitstream’s proposed adjustment to the Verifying Firm and allow such Firm reasonable access to such information on a confidential basis and subject to a confidentiality agreement reasonably satisfactory to Bitstream. Marlborough agrees that neither it nor any affiliate will have the right to inspect the tax returns, books, records or any other documents of Bitstream in order to verify the basis or accuracy of the calculations so made or of the amounts set forth in any such notice. The determinations made by the Verifying Firm in accordance with this Section 6 shall be conclusive and binding on Bitstream and Marlborough absent manifest error. The reasonable fees and expenses payable of Verifying Firm shall be paid by Marlborough, except that such fees and expenses shall be paid by Bitstream if such verification shall result in an adjustment in

Marlborough’s favor of more 20 percent of the indemnity payment or payments as calculated by Bitstream. Notwithstanding anything herein to the contrary, the sole responsibility of the Verifying Firm shall be to verify the computation of the indemnity payment hereunder and matters of interpretation of this Agreement or tax law of any jurisdiction shall not be within the scope of the Verifying Firm’s responsibilities.

Section 7. Payments. All payments made pursuant to this Tax Indemnity Agreement shall be made in United States dollars to Bitstream by wire transfer of immediately available funds to such bank account of Bitstream as specified by Bitstream in written directions to Marlborough or, if no such direction shall have been given, by check of Marlborough payable to the order of Bitstream and mailed to Bitstream by certified mail, postage prepaid, at its address for notices hereunder.

Section 8. Survival of Agreement. The respective obligations of Marlborough and Bitstream under this Tax Indemnity Agreement shall survive the Merger. The respective obligations of Marlborough and Bitstream arising under this Agreement are expressly made for the benefit of, and shall be enforceable by, Bitstream, Marlborough and their respective successors and assigns.

Section 9. Interest on Late Payments. To the extent permitted by applicable law, interest at the Overdue Rate shall be paid, on demand, on any amount not paid when due pursuant to this Tax Indemnity Agreement until the same shall be paid.

Section 10. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier, or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Bitstream, to:

(if prior to Effective Time (as defined in the Merger Agreement)):

Bitstream Inc.

500 Nickerson Road

Marlborough, Massachusetts 01752

Attention: Chief Executive Officer

Facsimile No.: (617) 868-0784

with a copy to

Seyfarth Shaw LLP

World Trade Center East

Two Seaport Lane

Boston, MA 02210-2028

Attention:         Gregory L. White

      Blake Hornick

Facsimile No.: (617) 790-6730

(if subsequent to the Effective Time (as defined in the Merger Agreement)):

Bitstream Inc.

c/o Monotype Imaging Holdings Inc.

500 Unicorn Park Drive

Woburn, Massachusetts

Attention: Chief Executive Officer

Facsimile No.: (781) 970-6001

with a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention:         John Mutkoski

      James Matarese

Facsimile No.: (617) 523-1231

if to Marlborough to:

Marlborough Software Development Holdings Inc.

500 Nickerson Road

Marlborough, Massachusetts 01752

Attention: Chief Executive Officer

Facsimile No.: (617) 868-0784

with a copy to:

Seyfarth Shaw LLP

World Trade Center East

Two Seaport Lane

Boston, MA 02210-2028

Attention:         Gregory L. White

      Blake Hornick

Facsimile No.: (617) 790-6730

Section 11. Governing Law. This Tax Indemnity Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance.

Section 12. Miscellaneous. Any provision of this Tax Indemnity Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Tax Indemnity Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Neither this Tax Indemnity Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought. The headings of the various Sections of this Tax Indemnity Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

IN WITNESS WHEREOF, Bitstream and Marlborough have caused this Tax Indemnity Agreement to be duly executed as of the day and year first above written.

BITSTREAM INC.

By:	/s/ James Dore
James Dore

MARLBOROUGH SOFTWARE
DEVELOPMENT HOLDINGS INC.

By:	/s/ James Dore
James Dore

Acknowledged and Agreed to as of the date set forth above:

MONOTYPE IMAGING HOLDINGS INC.

By:	/s/ Douglas J. Shaw
Douglas J. Shaw

[Signature page to Tax Indemnity Agreement]

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